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Exhibit 23.4






                    Consent of Independent Public Accountants


An independent public accountants, we hereby consent to the incorporated by reference in the registration statements of WANG Laboratories, Inc. and subsidiaries on Form S-3 of our report dated November 7, 1997 on the audited financial statements of Olivetti Corporation of Japan as of September 30, 1997 and December 31, 1996, and for the nine months and year then ended, respectively, which reports appear in the proxy statement of WANG Laboratories, Inc., dated April 21, 1999.




/s/ Arthur Anderson

Tokyo, Japan

May 4, 1999